Exhibit 5.1

80 E. 1ST Ave. P. O. Box 850 Afton, WY 83110 307-885-7745 6234 Yellowstone Rd. Cheyenne, Wyoming 82009 307-638-7745

Henry F. Bailey, Jr.

Lance T. Harmon*

Wallace L. Stock

Dale W. Cottam**

Douglas W. Bailey*

Ronald J. Lopez

Andrew Bailey

Brandon B. Taylor*^

*Also licensed in Colorado

**Also licensed in Nebraska

^Also licensed in New Mexico

June 4, 2021

ShiftPixy, Inc.

501 Brickell Key Drive, Suite 300

Miami, FL 33131

Ladies and Gentlemen:

We have acted as legal counsel ShiftPixy, Inc., a Wyoming corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to the ShiftPixy Inc. 2017 Stock Option/Stock Issuance Plan. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Company’s Amended and Restated Articles of Incorporation and the Bylaws, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plans.

Our opinion is limited to the General Corporation Law of the State of Wyoming, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

ShiftPixy, Inc.

S-8 Registration Opinion

June 4, 2021

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Best Regards,

BAILEY | STOCK | HARMON | COTTAM | LOPEZ LLP

/s/ Dale w. cottam
Dale w. cottam

www.Performance-Law.com